Exhibit 4.9

AMENDMENT TO WARRANT CERTIFICATE

THIS AMENDMENT TO WARRANT CERTIFICATE dated for reference as June 30, 2021.

BETWEEN:

HARVEST HEALTH & RECREATION INC., a corporation existing under the laws of British Columbia (the “Corporation”)

AND:

1235 FUND LP, a limited partnership formed under the laws of the province of Québec (the “Holder”)

WHEREAS:

A.
The Corporation previously issued to the Holder 3,502,666 warrants to purchase Subordinate Voting Shares of the Corporation, evidenced by Warrant Certificate No. W-2019-01, dated as of May 10, 2019 (the “Warrant Certificate”);
B.
The Warrant Certificate entitles the Holder to acquire one (1) Subordinate Voting Share (as defined in the Warrant Certificate) upon payment of the Exercise Price (as defined in the Warrant Certificate) prior to the Expiry Time (as defined in the Warrant Certificate), upon the terms and conditions set forth in the Warrant Certificate; and
C.
The parties hereto agree to enter into this Amendment to Warrant Certificate to amend the Warrant Certificate to change the currency of the Exercise Price from Canadian dollars to the United States dollar equivalent thereof as at May 10, 2019, as set forth herein.

NOW THEREFORE in consideration of the mutual covenants herein and such other good and valuable consideration exchanged between the Corporation and the Holder, the receipt and sufficiency of which is agreed to and acknowledged by each of the parties, the Corporation and the Holder covenant and agree as follows:

1.
The introductory paragraph to the Warrant Certificate shall be amended by replacing the term “$18.17” with “USD$13.71.”
2.
The Warrant Certificate shall be modified in accordance with this Amendment to Warrant Certificate, and this Amendment to Warrant Certificate shall form part of the Warrant Certificate for all purposes and the Holder (as that term is defined in the Warrant Certificate) shall be bound thereby.
3.
All capitalized terms not otherwise defined in this Amendment to Warrant Certificate shall have the same meanings ascribed thereto in the Warrant Certificate and any references herein to articles, section numbers and paragraphs shall refer to the articles, section numbers and paragraphs in the Warrant Certificate.
4.
This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Warrant Certificate to be duly executed as of the day and year first referenced above.

HARVEST HEALTH & RECREATION INC.

By:	/s/ Deborah K. Keeley
Name:	Deborah Keeley
Title:	Chief Financial Officer

1235 FUND LP

By:
Authorized Signatory